EX-99.d.2

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

November 19, 2021

Delaware Group Income Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware Group Income Funds set forth below (each a “Fund” ), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the periods set forth below. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	Expense Cap (for all Classes except Class R6)	Class R6 Expense Cap	Period
Delaware Corporate Bond Fund	0.57%	0.48%	November 26, 2021 through
			November 26, 2022
Delaware Extended Duration Bond Fund	0.57%	0.48%	November 26, 2021 through
			November 26, 2022
Delaware Floating Rate Fund	0.69%	0.62%	November 26, 2021 through
			November 30, 2022
Delaware High-Yield Opportunities Fund	0.69%	0.58%	November 26, 2021 through
			November 30, 2022

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Income Funds

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer

	Date:	November 19, 2021